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Exhibit 3.03--BYLAW AMENDMENTS
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On August 21, 1996, the following Bylaw Amendment to ARTICLE FIVE, Board of
Directors, was adopted:

SECTION 1. ELECTION, NUMBER AND TERM OF OFFICE. Directors shall be elected at the annual meeting of shareholders, or, if not so elected, shall be elected at a special meeting of shareholders called for that purpose, by the holders of the shares of stock entitled by the Articles of Incorporation to elect Directors.

The number of Directors of the Corporation to be elected by the holder of the shares of stock entitled by the Articles of Incorporation to elect Directors shall consist of not less than 5 nor more than 25 shareholders. The number of Directors to be elected shall be determined periodically, and at least as often as one time per year by the Board of Directors.

The Directors shall be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. One class shall be originally elected at the 1986 annual meeting of shareholders for a term expiring at the annual meeting of shareholders to be held in 1987. Another class shall be originally elected at the 1986 annual meeting of shareholders for a term expiring at the annual meeting of shareholders to be held in 1988. The third class shall be originally elected at the 1986 meeting of shareholders for a term expiring at the annual meeting of shareholders to be held in 1989. Each Director shall hold office until his or her successor is elected and qualified. At each annual meeting of shareholders, the successor of each Director whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of his election, and until such Director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director.